Vermont Pure Holdings, Ltd. Announces Financial Results for 2009

WATERTOWN, CT -- (Marketwire - January 25, 2010) - Vermont Pure Holdings, Ltd. (NYSE Amex: VPS) announced its financial results for its fiscal year 2009 that ended October 31, 2009 and that these results have been filed on Form 10-K with the Securities and Exchange Commission today.

Sales in fiscal year 2009 decreased 4% to $66.1 million from $69.2 million in fiscal year 2008. Sales attributable to acquisitions in fiscal year 2009 were $2.2 million. Net of the acquisitions, sales decreased 8%. Gross profit decreased 9% in fiscal year 2009 to $35.3 million from $38.9 million in fiscal year 2008. Gross profit, as a percentage of sales, decreased to 53% from 56% for the respective periods. Income for operations in fiscal year 2009 was $4.4 million. This compared to a loss from operations in fiscal year 2008 of $15.9 million. The loss was a result of a non-cash charge of $22.4 million for impairment of goodwill in the fourth quarter of fiscal 2008. Net income in fiscal year 2009 was $3.0 million compared to a net loss of $19.8 million in fiscal year 2008.

Excluding the effect of the goodwill impairment charge in fiscal 2008 and a one-time increase in non-operating income in fiscal 2009, the Company's financial performance for fiscal year 2009 declined when compared to fiscal year 2008. The decline was a result of decreased sales and gross profit and was not offset by lower operating and interest costs. The decrease in sales was primarily a result of poor general economic conditions in the Company's marketplace and a reduction of fuel adjustment charges which were offset by lower fuel costs. Product margins decreased, as a percentage of sales, as a result of the product mix skewing more toward single serve coffee and increased competition.

"Despite lower sales and margins as a result of the poor economic environment in 2009, our core business continued to be profitable and the Company remains healthy," said Peter Baker, CEO of Vermont Pure Holdings, Ltd. "In the face of the challenging operating environment in 2009, we've made changes to reduce costs while improving our operations. As a result, we are poised to take advantage of an economic recovery when it occurs," he concluded.

Vermont Pure Holdings, Ltd. (NYSE Amex: VPS), the largest independent home and office distributor of its kind in the United States, markets water, coffee and other home and office refreshment products throughout the Northeast through its subsidiary Crystal Rock LLC. The Company bottles and distributes natural spring water under the Vermont Pure® brand and purified water with minerals added under the Crystal Rock® label. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable and recyclable bottles. The Company continues to set high standards in the bottled water industry through its technical innovation, commitment to the environment and by integrating its family roots into relationships with employees and customers. More information is available at http://www.crystalrock.com.

                        VERMONT PURE HOLDINGS, LTD.
                          Results of Operations

                                                        (Unaudited)
                          Twelve Months Ended:      Three Months Ended:
                        ------------------------  ------------------------
                        October 31,  October 31,  October 31,  October 31,
                            2009         2008         2009         2008
                        ------------ -----------  ------------ -----------

(000's $)

Sales                   $     66,126 $    69,237  $     16,612 $    17,428

Income (Loss) from
 operations             $      4,385 $   (15,862) $      1,012 $   (21,352)

Net Income (Loss)       $      3,020 $   (19,836) $        400 $   (21,847)

Basic net earnings
 (loss) per share       $       0.14 $     (0.92) $       0.02 $     (1.02)
Diluted net earnings
 (loss) per share       $       0.14 $     (0.92) $       0.02 $     (1.02)

Basic Wgt. Avg. Shares
 Out. (000's)                 21,526      21,564        21,524      21,497
Diluted Wgt. Avg. Shares
 Out. (000's)                 21,526      21,564        21,524      21,497

Note: This press release contains forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the Securities and Exchange Commission.

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112